CONSENT OF INDEPENDENT ACCOUNTANTS


     We hereby consent to the incorporation by reference in the Prospectus and Statement of Additional Information constituting parts of this Post-Effective Amendment No. 3 to the registration statement on Form N-1A (the "Registration Statement") of our report dated November 24, 1998, relating to the financial statements and financial highlights appearing in the September 30, 1998, Annual Report to Shareholders of ICON Funds, which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "Independent Accountants" in the Prospectus and under the heading "Independent Accountants and Counsel" in the Statement of Additional Information.


/s/  PricewaterhouseCoopers  LLP
PricewaterhouseCoopers, LLP
Denver, Colorado
November 30, 1998